Exhibit 99.1
SWISHER HYGIENE ANNOUNCES PRIVATE PLACEMENT
CHARLOTTE, NC — March 22, 2011 — Swisher Hygiene Inc. (“Swisher Hygiene”) (NASDAQ: SWSH, TSX: SWI), today announced that it has entered into a series of arm’s length securities purchase agreements to sell 12,000,000 shares of the company’s common stock at a price of US$5.00 (Cdn. $4.92 based on March 18, 2011 Bank of Canada noon spot rate CDN$1.00 = US$1.0158) per share, for aggregate proceeds of US$60,000,000 (Cdn.$59,066,745) to certain funds of a global financial institution.
“We welcome this strategic investment, and we intend to use the proceeds from this transaction to further our organic and acquisition growth strategy, as well as for working capital purposes,” said Steven R. Berrard, Chief Executive Officer of Swisher Hygiene.
The shares to be sold in the non-brokered private placement are subject to applicable United States securities law resale restrictions. Swisher Hygiene has agreed to use its commercially reasonable efforts to file a resale registration statement with the U.S. Securities and Exchange Commission relating to the shares of common stock to be sold in the private placement. If the registration statement is not filed or declared effective within specified time periods, the investors will be entitled to receive liquidated damages in cash equal to one percent of the original offering price for each share that at such time remains subject to resale restrictions.
The shares of common stock to be sold in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This announcement does not constitute an offer to sell or the solicitation of an offer to buy shares of common stock of Swisher Hygiene.
Cautionary Statement on Forward-Looking Information
All statements, other than statements of historical fact, contained in this news release, including any information as to the future financial or operating performance of Swisher Hygiene, constitute “forward-looking information” or “forward-looking statements” within the meaning of certain securities laws, including the provisions of the Securities Act (Ontario) and are based on the expectations, estimates and projections of management as of the date of this news release unless otherwise stated. Forward-looking statements include, but are not limited to, possible events and statements with respect to possible events. The words “plans,” “expects,” “is expected,” “scheduled,” “estimates,” or “believes,” or similar words or variations of such words and phrases or statements that certain actions, events or results “may,” “could,” “would,” “might,” or “will be taken,” “occur,” and similar expressions identify forward-looking statements.
The forward-looking information set forth in this news release is subject to various assumptions, risks, uncertainties and other factors that are difficult to predict and which could cause actual results to differ materially from those expressed or implied in the forward-looking information.
Swisher Hygiene disclaims any intention or obligation to update or revise any forward-looking statements, except to the extent required by applicable law.

For Further Information, Please Contact:
Swisher Hygiene Inc.
Investor Contact:
Amy Simpson
Phone: (704) 602-7116
Don Duffy, ICR
Phone: (203) 682-8215
Media Contact:
Alecia Pulman, ICR
Phone: (203) 682-8332